Exhibit 10.1
OMNICELL, INC.
EXECUTIVE SEVERANCE PLAN

1.Purpose. Omnicell, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Compensation Committee of the Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Compensation Committee of the Board has determined that the Omnicell, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s, and its subsidiaries, officers with the title of Senior Vice President or higher (each, a “Covered Executive” and collectively, the “Covered Executives”) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company, the Covered Executive shall not have any right to be retained in the employ of the Company. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the requirements of a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b), as well as a plan providing welfare benefits for a select group of management or highly compensated employees. Accordingly, no employee shall have a vested right to benefits paid by the Plan.

2.Definitions. The following terms shall be defined as set forth below:

(a)“Base Salary” shall mean the annual base salary in effect immediately prior to the Terminating Event; provided, however, that in the event the annual base salary has been reduced in a manner that would constitute Good Reason hereunder, “Base Salary” shall mean the annual base salary in effect immediately prior to such reduction.

(b)“Bonus Plan” means the Omnicell, Inc. 2010 Quarterly Executive Bonus Plan or any successor thereto.

(c)“Cause” shall mean, with respect to a Covered Executive, the occurrence of any of the following events: (i) an intentional action or intentional failure to act by the Covered Executive that was performed in bad faith; (ii) the Covered Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of his or her superiors; (iii) the Covered Executive’s habitual neglect of the duties of employment, which, other than during the CIC Protection Period, may include a failure to perform his or her job duties satisfactorily; (iv) the Covered Executive’s indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty, regardless of whether such act has had or could reasonably be expected to have a material detrimental effect on the business of the Company or an affiliate; or (v) the Covered Executive’s violation of any material provision of the Company’s Employee Proprietary Information and Inventions Agreement or violation of any material provision of any other contract executed by the Company and Covered Executive or of any written policy or procedure of the Company or an affiliate that is applicable to the Covered Executive. Other than during the CIC Protection Period, the determination that a termination of the Covered Executive’s employment is either for Cause or without Cause shall be made by the Company, in its sole discretion (and, for terminations during the CIC Protection Period, such determination shall be made in good faith and shall not be subject to any deference from any reviewing body).

(d)“Change in Control” has the meaning set forth in (i) the Omnicell, Inc. 2009 Equity Incentive Plan as of the effective date of the Plan, (ii) any prospectively modified Change in Control definition in the Omnicell Inc. 2009 Equity Incentive Plan, and (iii) any such definition stipulated in a successor equity plan to the Omnicell Inc. 2009 Equity Incentive Plan.

(e)“CIC Protection Period” shall mean the period beginning six months prior to the occurrence of a Change in Control and ending 24 months following the occurrence of a Change in Control.

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by such Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.

(h)“Good Reason” shall mean any of the following events:

(i)a material diminution in the Covered Executive’s responsibilities, authority or duties; or

(ii)a reduction in the Covered Executive’s Base Salary (excluding, prior to a Change in Control, across-the-board salary reductions similarly affecting all or substantially all management employees); or

(iii)the relocation of the Company offices at which the Covered Executive is principally employed to a new office location more than fifty (50) miles from such offices (but this clause (iii) shall not apply if the Covered Executive is assigned to a “remote” work location).

Notwithstanding the foregoing, a Covered Executive shall not have Good Reason to resign unless: (A) the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (B) the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (C) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (D) the Covered Executive terminates his or her employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(i)“Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as Plan Administrator for the Plan, the Plan Administrator shall be the Company’s Chief People Officer. Notwithstanding the previous sentence, in the event the Plan Administrator is entitled to benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

(j)“Target Bonus” shall mean the Covered Executive’s target annual cash incentive bonus under the Bonus Plan (or, if the target incentive bonus is not expressed as an annual amount, the annualized amount of such target incentive bonus) immediately prior to the Terminating Event (or, if higher, such target incentive bonus immediately prior to the consummation of a Change in Control if the Terminating Event occurs during the CIC Protection Period).

(k)“Terminating Event” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or disability; or (ii) during the 24-month period following the occurrence of a Change in Control, the termination by the Covered Executive of his or her employment with the Company for Good Reason. Notwithstanding the foregoing, a Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

3.Termination Benefits. In the event a Terminating Event occurs with respect to a Covered Executive, the Company shall pay or provide to the Covered Executive any earned but unpaid Base Salary, unpaid expense reimbursements incurred in accordance with the Company’s expense reimbursement policies, earned and payable (in accordance with the Bonus Plan) but unpaid cash incentive bonuses for periods ending prior to the date of the Terminating Event, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company within the time required by law but in no event more than 90 days after the Terminating Event. Any equity awards shall be treated as specified in the applicable plan and award agreement.

(a)Additional Severance Benefits Upon Termination Other Than During CIC Protection Period. In the event that the Terminating Event occurs other than during the CIC Protection Period, then, subject to and contingent upon the Covered Executive’s execution of separation agreement containing a general release of claims as provided by the Company and substantially in the form attached as Exhibit A (the “Release”) by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event (or such shorter period of time as specified by the Company), the Company shall pay to the respective Covered Executive, subject to the terms and conditions set forth below, the benefits listed in the following chart:

Severance Benefits Upon Termination Other Than During CIC Protection Period:

Covered Executive	Severance Benefits
Chief Executive Officer or President Level
(i)Severance Payment: One-time cash payment equal to 1.5 times Base Salary plus 1.5 times Target Bonus; plus
(ii)COBRA Premium Subsidy: Upon the Covered Executive’s timely enrollment in COBRA, waiver of any COBRA premiums for the continuation of health, dental and vision coverage for 18 months (or, if earlier, upon the Covered Executive obtaining health coverage from a successor employer) at the Company’s expense; plus
(iii)Quarterly MBO Bonus: Prorated payout of any bonus earned under the Bonus Plan for the quarter in which the Terminating Event occurs, based on actual performance achieved by the Company only (and assumes that all individual MBO goals assigned to the Covered Executive have been achieved) during the quarter (“Quarterly Bonus”); plus
(iv)Outplacement Services: Executive Outplacement Services for a period of one year after the Terminating Event, provided that such services are commenced within 180 days after the Terminating Event.

Executive Vice President Level or Above (other than the Chief Executive Officer or President)
(i)Severance Payment: One-time cash payment equal to 1.0 times Base Salary plus 1.0 times Target Bonus; plus
(ii)COBRA Premium Subsidy: Upon the Covered Executive’s timely enrollment in COBRA, waiver of any COBRA premiums for the continuation of health, dental and vision coverage for 12 months (or, if earlier, upon the Covered Executive obtaining health coverage from a successor employer) at the Company’s expense; plus
(iii)Quarterly MBO Bonus: Prorated payout of any bonus earned under the Bonus Plan for the quarter in which the Terminating Event occurs, based on actual performance achieved by the Company only (and assumes that all individual MBO goals assigned to the Covered Executive have been achieved) during the quarter (“Quarterly Bonus”), plus
(iv)Outplacement Services: Executive Outplacement Services for a period of one year after the Terminating Event, provided that such services are commenced within 180 days after the Terminating Event.

Below Executive Vice President Level	Not Applicable; The Amended and Restated Omnicell, Inc. Severance Benefit Plan applies to all employees below Executive Vice President Level.

The amounts set forth in the chart above (other than the Quarterly Bonus) shall be paid, subject to Section 10 and clause (b) below, to the respective Covered Executive in a lump sum on the 60th day after the Terminating Event occurs (or the Terminating Event occurs during the CIC Protection Period but prior to the consummation of the Change in Control, with five days following the consummation of the Change in Control, if later). The amount, if any, payable as a Quarterly Bonus shall be paid at the same time and in the same manner as bonuses are paid to Company employees generally, but in no event later than two and one-half months following the end of the fiscal quarter to which such Quarterly Bonus relates.

(b)Additional Severance Benefits Upon Termination During CIC Protection Period. In the event that the Terminating Event occurs during the CIC Protection Period, then, subject to and contingent upon the Covered Executive’s execution of the Release by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall pay to the respective Covered Executive, subject to the terms and conditions set forth below, the benefits as listed in the following chart:

Severance Benefits Upon Termination During CIC Protection Period:

Covered Executive	Severance Benefits
Chief Executive Officer or President Level
(i)Severance Payment: One-time cash payment equal to 2.0 times Base Salary and 2.0 times Target Bonus; plus
(ii)COBRA Premium Subsidy: One-time cash payment equal to 24 times the initial monthly COBRA premium for the equivalent value of the Covered Executive’s continuation of health, dental and vision coverage for 24 months at the Company’s expense; plus
(iii)Quarterly MBO Bonus: Target bonus under the Bonus Plan for the quarter in which the Terminating Event occurs; plus
(iv)Outplacement Services: Executive Outplacement Services for a period of one year after the Terminating Event, provided that such services are commenced within 180 days after the Terminating Event; plus
(v)Legal Fees: Reimbursement of reasonable and customary legal fees up to $15,000 incurred by the Covered Executive in connection with the Terminating Event.

Executive Vice President Level
(i)Severance Payment: One-time cash payment equal to 1.5 times Base Salary and 1.5 times Target Bonus; plus
(ii)COBRA Premium Subsidy: One-time cash payment equal to 18 times the initial monthly COBRA premium for the equivalent value of the Covered Executive’s continuation of health, dental and vision insurance coverage for 18 months at the Company’s expense; plus
(iii)Quarterly MBO Bonus: Target bonus under the Bonus Plan for the quarter in which the Terminating Event occurs; plus
(iv)Outplacement Services: Executive Outplacement Services for a period of one year after the Terminating Event, provided that such services are commenced within 180 days after the Terminating Event; plus
(v)Legal Fees: Reimbursement of reasonable and customary legal fees up to $15,000 incurred by the Covered Executive in connection with the Terminating Event.

Senior Vice President Level
(i)Severance Payment: One-time cash payment equal to 1.0 times Base Salary and 1.0 times Target Bonus; plus
(ii)COBRA Premium Subsidy: One-time cash payment equal to 12 times the initial monthly COBRA premium for the equivalent value of the Covered Executive’s continuation of health, dental and vision insurance coverage for 12 months at the Company’s expense; plus
(iii)Quarterly MBO Bonus: Target bonus under the Bonus Plan for the quarter in which the Terminating Event occurs; plus
(iv)Outplacement Services: Executive Outplacement Services for a period of one year after the Terminating Event, provided that such services are commenced within 180 days after the Terminating Event; plus
(i)Legal Fees: Reimbursement of reasonable and customary legal fees up to $15,000 incurred by the Covered Executive in connection with the Terminating Event.

The amounts set forth in the chart above (other than the reimbursement of legal fees) shall be paid, subject to Section 10, to the respective Covered Executive in a lump sum on the 60th day after the Terminating Event occurs; provided, however, in the event that a Covered Executive incurs a Terminating Event within six months prior to the occurrence of a Change in Control, then any additional amounts due pursuant to this Section 3(b) shall be paid, subject to Section 10, to the respective Covered Executive in a lump sum on the 60th day after the occurrence of the Change in Control. Any reimbursement of reasonable and customary legal fees shall be paid promptly after the Covered Executive provides documentation thereof, and in no event later than March 15 of the year following the year in which the Terminating Event occurs.

4.Additional Limitation.

(a)Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Covered Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Covered Executive shall be entitled to the full benefits payable under this Plan.

(ii)If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Plan shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)For the purposes of this Section 4, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less $1.00; and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Executive with respect to such excise tax.

(c)The determination as to which of the alternative provisions of Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Terminating Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. For purposes of determining which of the alternative provisions of Section 4(a) shall apply, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Terminating Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5.Withholding. All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

6.Plan Administrator.

(a)It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 9), with respect to denied claims for benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

(b)The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

(c)The Plan Administrator shall keep a copy of all records relating to the payment of benefits to Covered Executives and former Covered Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Covered Executive for examination during business hours except that a Covered Executive shall examine only such records as pertain exclusively to the examining Covered Executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA and every other relevant statute, each as amended, and all regulations thereunder.

7.Discretion. Any decisions, actions or interpretations to be made under the Plan by the Company shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations taken in good faith shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Covered Executive acknowledges that all decisions and determinations of the Company shall be final and binding on the Covered Executive, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

8.Payment. Payment of benefits to Covered Executives hereunder shall be from the Company’s general assets.

9.Claims Procedures.

(a)Claim. Each Covered Executive under this Plan may contest only the administration of the benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to a Covered Executive’s eligibility for or the amount of benefits, which are decisions made solely within the discretion of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Section 9 are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If a Covered Executive or other interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Section 9. Facts and evidence that become known to the terminated Covered Executive or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

(b)Initial Claim. Before the date on which payment of benefits commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of benefits is denied in whole or in part, the Covered Executive or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within 90 days after the receipt of the claim for benefits. This period may be extended an additional 90 days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial 90-day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.

(c)Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(i)A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within 60 calendar days after notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(ii)The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(iii)The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be made to the claimant within 60 days after the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial 60-day period, and the Named Appeals Fiduciary shall have an additional 60-day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under ERISA Section 502(a). If the final determination is that payment shall be made, then any such payment shall be made within 90 days after the date by which notification of the final determination is required.

(d)Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator or the Committee. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

(e)Arbitration; Expenses. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Dallas, Texas (or such other location as may be mutually agreed upon by the Company and the Covered Executive) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Covered Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Covered Executive substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Covered Executive’s reasonable attorneys’ fees and expenses); in this event, any such fees and expenses are limited to those typically incurred in the usual course of arbitration proceedings and shall not be negotiable or determinable by the Covered Executive, and payment to the Covered Executive of such amounts shall occur within 90 days after the date of entry of judgment (entered in accordance with applicable law in any court of competent jurisdiction) of the final, binding and non-appealable arbitration settlement. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

10.Section 409A.

(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.

(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. For purposes of Code Section 409A, each payment hereunder shall be considered a separate payment.

(c)The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.Notice and Date of Termination.

(a)Notice of Termination. After the occurrence of a Terminating Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 11. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination.

(b)Date of Termination. “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date specified in the Notice of Termination.
(c)Notice to the Company. Covered Executive will send all communications to the Company relating to this Plan, in writing, addressed as follows, subject to change when notified by the Company:

Omnicell, Inc.
ATTN: Chief People Officer, Human Resources
4220 North Freeway
Fort Worth, TX 76137

(d)Notice to the Covered Executive. Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.

12.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, except as provided in Section 3(a) with respect to COBRA-related benefits, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

13.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).

14.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at their main office, attention of the Board of Directors.

17.Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies; provided that if a Covered Executive is entitled to receive severance benefits under any employment or similar agreement or the Amended and Restated Omnicell, Inc. Severance Benefit Plan (or any successor thereto), the benefits hereunder shall be in lieu of (and not in addition to) any severance benefits thereunder (including, without limitation, under any Change of Control Agreement or Change in Control Severance Letter); provided, however, that if such other plan or agreement specifies a time and form of payment of any severance benefits, then to the extent required to comply with Code Section 409A, the severance benefits provided for under this Plan shall be paid in the time and form specified under such other plan or agreement.

18.Unfunded Plan. The Plan shall not be funded. No Covered Executive shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of benefits hereunder.

19.Amendment or Termination of Plan. The Company may amend or terminate this Plan by action of the Board or the Committee at any time or from time to time provided, however, that this Plan may not be terminated, suspended or amended in any material respect during the period beginning 60 days prior to a Change in Control and ending two years after a Change in Control. No amendment shall give the Company the right to recover any amount paid to a Covered Executive prior to the date of such amendment or to cause the cessation of any benefits already approved for a Covered Executive who has executed a Release. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules regulations or regulatory interpretation thereof, applicable to the Plan. The Plan shall continue in full force and effect until termination of the Plan pursuant to this Section 19; provided, however, that after the termination of the Plan, if any Covered Executive terminated employment on account of a Terminating Event prior to the termination of the Plan and is still receiving benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Covered Executive.

20.Legal Fees. If a Covered Executive’s Terminating Event occurs during the CIC Protection Period, the Company will pay to the Covered Executive all reasonable and customary legal fees and expenses incurred by the Covered Executive in disputing in good faith any issue hereunder relating to the termination of the Covered Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 280G or 4999 of the Code to any payment or benefit provided hereunder. Such payments will be made within fifteen (15) business days after delivery of the Covered Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, and in all events in compliance with the requirements for expense reimbursements under Section 409A of the Code. The Covered Executive’s reimbursement rights described in this Section 20 will remain in effect for the life of the Covered Executive; provided, however, that, in order for the Covered Executive to be entitled to reimbursement hereunder, the Covered Executive must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred. This Section 20 applies in addition to, and not in lieu of, any payments of legal fees pursuant to Section 3.

21.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of Texas, except to the extent preempted by ERISA.

22.Obligations of Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agrees to perform the obligations under this Plan.

23.Clawback/Recoupment. Benefits under this Plan are subject to the Company’s clawback and/or recoupment policies as in effect from time to time.

Exhibit A

[Date]

[Omnicell SVP Name]
[Address]

Re:    Separation Agreement
Dear [Employee]:
This separation agreement (the “Agreement”) is required as a condition to your receipt of benefits under the Omnicell, Inc. (the “Company”) Executive Severance Plan (the “Plan”). Capitalized terms not defined herein have the meanings specified in the Plan.
1.Separation. Your employment termination date with the Company was [INSERT DATE] (the “Separation Date”).
2.Severance Benefits1. If you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then you will receive as your sole severance benefits the benefits specified in Section 3 of the Plan, subject to the terms and conditions of the Plan.
3.Equity. Vesting of your Equity awards (other than stock options) granted as of the Separation Date under the terms of the Company’s current Equity Incentive Plan will continue for one year after the Separation Date; provided that to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for awards designed to be exempt from or comply with Section 409A of the Code, to the extent required to continue to be exempt or maintain compliance with Section 409A of the Code, you shall receive vesting credit of one year and such awards shall [continue to vest for the one year period following]2 the Separation Date and shall be settled in accordance with the terms of the underlying award agreements in order to maintain such exemption or compliance with Section 409A of the Code. In addition, with respect to any stock options granted to you under the Company’s current Equity Incentive Plan that are vested and outstanding as of the Separation Date, you shall be permitted to exercise such stock options for the one-year period following the Separation Date (not to exceed the maximum initial term of the applicable stock option). Except as specifically modified hereby, your equity awards will remain subject to the Company’s current Equity Incentive Plan and the applicable grant documentation in all respects. For the avoidance of doubt, you acknowledge you shall not be eligible for an annual equity grant with respect to [YEAR of Separation Date].
4.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options, your severance benefits specified in Section 3 of the Plan, and any executive benefits under the current Executive Benefits Program to which you are entitled.
5.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business
1 Note: Supplemental release will be required if the Agreement is signed by the employee before the Separation Date and must become effective without revocation before payment of any severance benefits.
2 Note: To be updated as needed to ensure compliance with Section 409A of the Code.

expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.Release of Claims.
(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)Scope of Release. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, [the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended)], [OR the Pennsylvania Human Relations Act (as amended), the Pennsylvania Wage Payment and Collection Law (as amended), and the Pennsylvania Whistleblower Law (as amended)] [OR the Florida Civil Rights Act (as amended), and the Florida Whistleblower Protection Act (as amended)] [OR the North Carolina Equal Employment Practices Act (as amended), the North Carolina Persons with Disabilities Protection Act (as amended), and the North Carolina Retaliatory Employment Discrimination Act (as amended)] [OR the Texas Human Rights Act, the Texas Anti-Retaliation Act, and the Texas Labor Code, Chapter 21] [OR any claim under any state’s human rights act, wage payment act, civil rights laws, or similar laws; any law governing any aspect of employment, and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits); any claim under any municipal, state, or federal common law, statute, regulation or ordinance] (collectively, “Claims”).3
(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Foundation’s Director of Human Resources); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)Section 1542 Waiver.4 In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
3 Note: To be updated as needed based on the employee’s state of residence.
4 Note: Can be removed if employee does not reside in California.

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any corporate governance document or contract, or otherwise, or any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officer’s liability and/or employment practices liability and/or errors and omissions insurance; (ii) your rights in and to your Company equity, including, without limitation, your right to exercise, hold, and sell your Company equity (subject to the terms of the Equity Documents, as modified by this Agreement); (iii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement and your rights to enforce this Agreement; (v) your right to receive benefits required to be provided in accordance with applicable law, including without limitation, continued health coverage under COBRA; or (vi) claims that arise after you execute this Agreement. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise testify, assist, or participate in any investigation, hearing, or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Further, nothing in this Agreement shall be construed to prohibit you from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other Government Agencies.
7.Return of Company Property. You agree that, within ten (10) days from the Separation Date, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Non-compliance with the return of information and information deletion requirements of this paragraph would be a material breach of this Agreement and your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
8.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Inventions Agreement (“EPIIA”) such that you will hold any confidential and proprietary information in in the strictest of confidence and will take reasonable efforts to protect such Confidential Information from disclosure except when required to disclose such information by law. If you have any questions regarding which information would be considered by the Company to be information subject to these obligations, you agree to contact the Sr Director People Strategist immediately.
As used in this Agreement, “Confidential Information” means: (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that: (i) relates to the business of the Company; (ii) possesses an element of value to the Company; (iii) is not generally known to the Company's Competitors; and (iv) would damage the Company if disclosed; or (2) information of any third party provided to the Company that the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers. Subject to the foregoing general definition, Confidential Information includes, but is not limited to: (a) business plans; (b) the composition, description, or characteristics of current or contemplated products of the Company; (c) pricing information, such as price lists; (d) proprietary software and reports derived from said software; (e) advertising or marketing plans; (f) information regarding independent contractors, employees, licensors, suppliers, customers, or any Third Party, including, but not limited to customer lists compiled by the Company, and customer or market information compiled by the Company; and (g) information concerning the Company’s financial structure or condition, the Company’s prospects or plans, its marketing and sales programs, the Company’s research and development information, the Company’s contemplated or actual mergers and acquisitions, stock splits and divestitures, and its methods and procedures of operation. Confidential Information shall not include any information that: (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (z) otherwise enters the public domain through lawful means.
9.General Disclaimer Language. Nothing in this Agreement is intended to prevent you from exercising your rights under Section 7 of the National Labor Relations Act, including the right to participate in or assist with a case before the National Labor Relations Board and communicate with coworkers or third parties about terms and conditions of employment or labor disputes, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.
10.Confidentiality.5 The parties understand and agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed, except as may be necessary to effectuate its terms. Any disclosure in violation of this Section shall be deemed a material breach of this Agreement. Notwithstanding the above, this confidentiality provision does not prevent or restrict you from enforcing your Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or other otherwise cooperating with the National Labor Relation Board’s investigative process through investigation, testimony, or otherwise with an administrative agency or court. Notwithstanding the above, you agree to keep the amount of severance pay provided under this Agreement strictly confidential unless compelled to disclose the amount pursuant to any legal or administrative proceedings. You, however, may disclose the amount of severance to your spouse, attorney, and tax or financial advisors, after first informing them of this confidentiality requirement. The parties believe this confidentiality provision is reasonable and intend to comply with it.
11.Non-Competition. During the term of your employment with the Company, and for twelve (12) months after your Separation Date (the “Restricted Period”), you will not, except as authorized by the Company, perform the same or similar tasks that you performed on behalf of the
5 Note: To be deleted for participants who are NEOs.

Company during your last twelve (12) months of employment in the territory assigned to you in the last twelve (12) months of your employment with the Company (the “Restricted Territory”). This provision shall be limited to performing such tasks on behalf of a Competitor. This provision shall also be limited to performing tasks only in the area(s) of the Business in which you worked or for which you had responsibility during your last twelve (12) months of employment with the Company. [NOTE: See comment on Covenants below.]6
As used in this Agreement, “Business” means the development, manufacture, sale, or marketing of manufactures automated systems for medication management in hospitals and other healthcare settings, and medication adherence packaging and patient engagement software used by retail pharmacies. “Competitor” means Becton, Dickinson and Company, RedSail Technologies, LLC, and CPS Solutions, Inc., and any of their subsidiaries and affiliates.
12.Non-Solicitation of Customers. During the Restricted Period, you will not directly or indirectly solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with those offered by the Company. The restrictions set forth in this Section apply only to Customers during the last twelve (12) months of your employment with the Company (i) with whom you dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by you; (iii) about whom you obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of your work performed on behalf of the Company; or (iv) who purchases products or services from the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for you. Nothing in this Section shall be construed to prohibit you from soliciting: (a) a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by you to do so); (b) a product line or service line competitive with one that the Company no longer offers; or (c) a product line or service line with which you had no involvement while working for the Company and about which you did not learn Confidential Information.
As used in this Agreement, “Customer” means any person or entity to whom the Company has sold its products or services, directly solicited to sell its products or services, or cultivated a relationship intended to increase the sales of the Company’s products or services in the previous twelve (12) months. Subject to the foregoing definition, Customers can include wholesalers, retail entities, hospitals, and medical practices.
13.Non-Recruit of Employees. During the Restricted Period, you will not, directly or indirectly, solicit, recruit or induce any of the Company’s employees or exclusive consultants to leave their employment, or take away employees or exclusive consultants of the Company, either yourself or for any other person or entity engaged in the Business. Notwithstanding the foregoing, in no event shall a generalized solicitation constitute a violation of this Section unless targeted at Company employees or exclusive consultants.
14.False Statements. You shall not, and the Company shall direct its members of the Board and its executive officers not to make any false or disparaging statements about one another nor about the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents in any manner likely to be harmful to your, its, or their business, business reputation, or personal reputation; provided that: (a) you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation; (b) nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation; and (c) nothing in this provision or this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.
15.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under Section 6(e) of this Agreement) assist any person in
6 Note: Covenants to be revised as necessary to comply with applicable law.

bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
16.Cooperation. For twenty-four (24) months after your Separation Date, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, and to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses, including without limitation, all attorneys’ fees, you incur in connection with any such cooperation (excluding foregone wages). Where reasonably under the control of the Company, the Company will make reasonable efforts to (i) accommodate your scheduling needs for all testimony and all other cooperation, and (ii) schedule such testimony and other cooperation at locations mutually acceptable to you and the Company. To the extent that you are required to spend substantial time on such matters, in addition to the reimbursement of your reasonable out-of-pocket expenses, the Company shall compensate you at an hourly rate of $500 per hour.
17.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
18.Representations. You hereby specifically represent, warrant, and confirm that you have: (i) not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government agency; (ii) not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse; (iii) been properly paid for all hours worked for the Company; (iv) received all salary, wages, commissions, bonuses, and other compensation due to you with the exception of the payments and benefits under this Agreement [and those payable in the normal course of your employment]7; (v) received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; (vi) not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim; and (vii) not engaged in any unlawful conduct relating to the business of the Company.
19.Electronic Signatures. The documents that comprise this Agreement are agreed as in effect as of the then governing Effective Data and each acknowledged by the parties as a form of an “Electronic Record” (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. (“E SIGN Act”)).
20.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. In the event of a conflict between this Agreement and any other entered into between You and the Company, this Agreement will control with respect to the subject matter herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of
7 Note: Bracketed language to be removed if not applicable.

the State of [INSERT STATE]8 without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.
21.Section 409A. It is intended that this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible and (i) each installment of any benefits payable under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company reasonably determines that any such benefits payable under this Agreement constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows: on the earlier to occur of (A) the date that is six (6) months and one (1) day after your “separation from service” (within the meaning of Section 409A) and (B) the date of your death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
If this Agreement is acceptable to you, please provide your electronic signature as directed and return the document to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe. You further acknowledge and agree that you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of no less than five (5) business days in which to do so.
We wish you the best in your future endeavors.
Sincerely,

Omnicell, Inc.

By:
Maximo Rocha SVP, Chief People Officer

8 Note: This should be the employee’s state of residence.

By signing below, I am acknowledging my separation from Omnicell, Inc. effective as of the date stated herein and confirming my understanding that the EPIIA is still in full force and effect. I acknowledge and confirm my understanding that should I fail to return the company property in my possession in accordance with Section 7 of this Agreement, I will not receive the severance benefits provided under this Agreement. I ACKNOWLEDGE AND AGREE THAT I HAVE READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THE FOREGOING AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

By:
[Omnicell SVP Name]

Date: